Exhibit (14)

KPMG LLP
Two Manhattan West
375 9th Avenue, 17th Floor
New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 23, 2025, with respect to the financial statements of BNY Mellon Emerging Markets Fund, a series of BNY Mellon Funds Trust, and our report dated December 22, 2025, with respect to the financial statements of BNY Mellon Global Emerging Markets Fund, a series of BNY Mellon Investment Funds II, Inc., both incorporated herein by reference and to the references to our firm under the headings “Fund Details – Independent Registered Public Accounting Firm” and “Financial Statements and Experts” in the Prospectus/Proxy Statement and heading “Representations and Warranties” within Exhibit A to the Prospectus/Proxy Statement.

KPMG LLP

New York, New York
September 14, 2026